EXHIBIT 10.9(a)

CONTINENTAL AIRLINES, INC.

1600 SMITH

HOUSTON, TX 77002

April 24, 2002

Dear Mr. Ream:

You currently have Flight Privileges pursuant to your employment agreement with ExpressJet Holdings, Inc. (the "Company"), to which Continental Airlines, Inc. ("Continental") is a party for certain purposes.

The Human Resources Committee of the Board of Directors of Continental has authorized the amendment of your Flight Privileges as they relate to each airline operated by Continental or any of its affiliates or any successor or successors thereto (the "CO system") and as more fully set forth in this letter agreement.

Your Flight Privileges are modified as follows:

  Continental agrees that each of your spouse and your children will receive lifetime Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in their names for use on the CO system, and (subject to the terms and conditions of membership, including minimum age requirements) lifetime membership in Continental's President's Club (or any successor program maintained in the CO system).
  Continental agrees that, upon your death, your surviving spouse and children will be permitted, in the aggregate, to continue to use (in the proportions specified in your last will and testament or, if not so specified or if you die intestate, in equal proportions) your Flight Privileges on the CO system (out of any amounts unused by you at the date of your death) for up to a total amount of $50,000 in value of flights (in any fare class) on the CO system, valued identically to the valuation of flights as currently contained in your Flight Privileges, which amount shall adjust automatically upon any change in the valuation methodology, from and after the date hereof, for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Continental as of the date hereof), so as to preserve the benefit of $50,000 of flights relative to the valuations resulting from the valuation methodology used by Continental as of the date hereof (e.g., if a change in the valuation methodology results, on average, in such flights being valued 10% higher than the valuation that would result using the valuation methodology used by Continental as of the date hereof, then such amount would be increased by 10% to $55,000). Continental will promptly notify you in writing of any adjustments to such amount.
  You agree that your Flight Privileges are intended to be used principally for personal reasons and may not be used for business purposes (other than, with respect to your Flight Privileges on the CO system, business purposes on behalf of the Company (during the term of the Capacity Purchase Agreement between the Company and Continental) or Continental, and with respect to your Flight Privileges on the System (excluding the CO system), business purposes on behalf of Continental (during the term of such Capacity Purchase Agreement) or the Company, and in each case other than business usage that is incidental or de minimus, defined as amounting to less than 10% of the total value (valued as described in paragraph 2 above) of flights on the System charged to your UATP card (or any Similar Card) during any year), and that credit availability on your UATP card (or any Similar Card) may be suspended by Continental or the Company if your UATP card (or any Similar Card) is used for business purposes other than as described above and, after receiving written notice from Continental or the Company to cease such usage, you continue to use your UATP card (or any Similar Card) for such business purposes. The parties hereto agree that Continental's obligations regarding your Flight Privileges are limited to the CO system, and that the Company's obligations regarding your Flight Privileges extend to the System other than the CO system.

Capitalized terms used in this letter agreement are used with the same meanings ascribed to them in your employment agreement.

The Company has joined in this letter agreement to evidence its agreement to the terms of Section 3 hereof, and to the amendment of your employment agreement in accordance with the terms hereof.

If you agree with the foregoing, please sign the enclosed copy of this letter agreement, whereby this letter agreement shall be a binding agreement among you, the Company and Continental and shall amend your employment agreement accordingly.

Sincerely,

CONTINENTAL AIRLINES, INC.

By:________________________

Michael H. Campbell

Senior Vice President - Human Resources and Labor Relations

EXPRESSJET HOLDINGS, INC.

By:_________________________

Frederick S. Cromer

Vice President and Chief Financial Officer

Agreed:

_____________________

James B. Ream